EXHIBIT 99a
                                                                    NEWS RELEASE


         Puget Sound Energy announces agreement to sell its interests in
                      Montana power-generation facilities

       Bellevue, Wash., (Nov.2, 1998) -- Puget Sound Energy, Inc. (NYSE:PSD) announced today it has signed an agreement to sell the company's 735-megawatt interest in the four-unit, coal-fired Colstrip generation plant in eastern Montana, as well as associated transmission facilities.

       Puget Sound Energy signed the agreement with PP&L Global, Inc., of Fairfax, Virginia, a subsidiary of PP&L Resources, Inc. (NYSE:PPL). Included in the sale are Puget Sound Energy's 50 percent interest in Colstrip Units 1 and 2; 25 percent of Units 3 and 4; and associated Colstrip transmission capacity across Montana. The sales price is expected to be $549 million before taxes and expenses. The net book value of these assets and related regulatory assets is approximately $464 million.

       "We're very pleased Puget Sound Energy will be able to maximize value for our customers and shareholders in the sale of our interests in Colstrip," said Bill Gaines, Puget Sound Energy Vice President of Energy Supply. Because Puget Sound Energy, Portland General Electric and Montana Power offered their interests in Colstrip simultaneously, a controlling interest in the plant became available, and that element of control commanded a premium price, Gaines explained.

       "This transaction is consistent with our strategy of streamlining our energy supply portfolio and focusing on our core business of distributing electricity and natural gas to customers," Gaines said.

       Puget Sound Energy expects the Colstrip sale to close in the second half of 1999. Completion of the sale is contingent on receipt of acceptable regulatory treatment from the Washington Utilities and Transportation Commission and the Federal Energy Regulatory Commission.

         The Puget Sound Energy sale is part of a larger transaction announced today, in which PP&L Global also agreed to purchase the interests of The Montana Power Company and Portland General Electric Company in the Colstrip plant. Two other utilities will continue to own minority interests in the Colstrip facilities. The Montana Power Company also agreed to sell to PP&L Global its 163 megawatt Corette coal plant and 577 megawatts of hydroelectric generation. The agreements mark the conclusion of a competitive auction process begun last December.